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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 17)/*/


                               ARDEN GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Class A Common Stock - $0.25 par
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   03976210-9
                        --------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

/*/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemend to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/95)

                               Page 1 0f 5 pages

-----------------------                                  ---------------------
  CUSIP NO. 03976210-9                  13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THE STOCK BONUS PLAN OF ARDEN GROUP, INC.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            223,980

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             223,980

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      223,980
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      17.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      EP
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages

Item 1(a) Name of Issuer:
          Arden Group, Inc.

Item 1(b) Name of Issuer's Principal Executive Offices:
          5900 S. Eastern Avenue
          Los Angeles, CA 90040

Item 2(a) Name of Person Filing:
          The Stock Bonus Plan of Arden Group, Inc.

Item 2(b) Address of Principal Business Office:
          c/o City National Bank
          400 North Roxbury Drive
          Beverly Hills, CA 90210

Item 2(c) Citizenship:
          U.S. - a domestic employee benefit plan

Item 2(d) Title of Class of Securities:
          Class A Common Stock - $.25 par

Item 2(e) CUSIP Number:  03976210-9

Item 3    Person filing is a:

   (a)    [  ] Broker or Dealer

   (b)    [  ] Bank as defined in section 3(a)(6) of the Act

   (c)    [  ] Insurance Company

   (d)    [  ] Investment Company

   (e)    [  ] Investment Adviser

   (f)    [X]  Employee Benefit Plan, Pension Fund subject to
               ERISA or Endowment Fund

   (g)    [  ] Parent Holding Company

   (h)    [  ] Group


                               Page 3 of 5 pages

Item 4    Ownership:

   (a) Amount Beneficially Owned: 223,980

   (b) Percent of Class: 17.0%

   (c) Number of shares as to which such person has

          (i) sole power to vote or direct the vote:  223,980

          (ii) shared power to vote or direct the vote:  -0-

          (iii)   sole power to dispose or direct the disposition
                  of:  223,980

          (iv) shared power to dispose or direct the disposition of: -0-

Item 5    Ownership of Five Percent or Less of a Class:
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6 Ownership of More Than Five Percent on Behalf of Another Person: All securities subject to this report are held by City National Bank as Trustee of the reporting person which is the employee benefit plan. No other entity can control the receipt of dividends or proceeds of these securities.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: Not Applicable.

Item 8    Identification and Classification of Members of the Group:  Not
          Applicable.

Item 9    Notice of Dissolution of Group:  Not Applicable.

Item 10   Certification:

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               Page 4 of 5 pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 9, 1996


                                      Stock Bonus Plan of Arden Group, Inc.
                                      By: City National Bank, Trustee


                                      By: /s/ JERRY CLEBANOFF
                                          ___________________________________
                                          Jerry Clebanoff
                                          Senior Vice President



                               Page 5 of 5 pages